Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2015

B E T W E E N :

TRIBUTE PHARMACEUTICALS CANADA INC., a corporation organized under the laws of the Province of Ontario,

(hereinafter referred to as the "Corporation")

- and -

SCOTT LANGILLE, of the Town of Guelph, in the Province of Ontario,

(hereinafter referred to as the "Executive")

RECITALS:

WHEREAS:

A.	The Corporation first entered into an agreement (the "Employment Agreement”) to retain the services of the Executive as the Chief Financial Officer of the Corporation effective December 1, 2011;

B.	The Corporation and the Executive amended the Employment Agreement on February 6, 2014

C.
Both the Corporation and the Executive wish to formally renew the terms and conditions of the employment of the Executive effective January 1, 2015 (the "Effective Date"), including the terms and conditions that will govern the termination of the employment of the Executive, including termination in connection with a Control Change (as hereafter defined).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

"Annual Salary" means the annual base salary of the Executive, payable to the Executive by the Corporation as at the end of the month immediately preceding the month in which the employment of the Executive is terminated (the "Prior Month") and if an annual base salary has not been established, it shall be calculated by multiplying the monthly salary of the Executive in effect for the Prior Month by twelve;

“Approved Budget” means the Corporation’s approved operating budget (which for greater certainty will include management and employee bonuses (other than bonuses for sales representatives) based on an assumption that 100% of the applicable budgets are achieved) as approved by the Board, each year throughout the Term and shall include Gross Revenue Budget and EBITDA Budget amounts therein;

"Board" means the board of directors of the Corporation as constituted from time to time;

“Cash Award” has the meaning ascribed to it in Section 3.5(i);

"Confidential Information" means all confidential records, material and information and copies thereof concerning the business or affairs of the Corporation or any subsidiary thereof including information relating to the shareholders, research and development, present and future, information about or relating to potential business ventures and licences, financial information of all kinds relating to the Corporation's activities, but does not include any of the foregoing which is or becomes a matter of public knowledge, other than through a breach by the Executive of Article 5;

"Control Change" means the occurrence of both:

(a)
the acquisition or continued ownership of shares of the Corporation and/or securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Corporation as a result of which a person, group of persons or persons acting jointly or in concert or persons associated or affiliated (within the meanings of the Business Corporations Act (Ontario)) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, the "Acquirors") beneficially own shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the Acquirors would beneficially own shares of the Corporation that would entitle the holders thereof to cast more than 50% of the votes cast attaching to all shares of the Corporation that may be cast to elect members of the Board; and

(b)
exercise of voting power over all or any such shares of the Corporation so as to cause or result in the election of such number of directors of the Corporation as would constitute a majority of the Board and who were not Incumbent Directors;

"Date of Termination" means the date of termination of the Executive's employment, whether by death of the Executive, by the Executive or by the Corporation;

"Disability" means the Executive's failure to substantially perform his duties on a full-time basis for a period of 6 months out of any 18 month period, where such inability is a result of physical or mental illness;

"EBITDA" means earnings before interest, taxes, depreciation, amortization, expense relating to the issuance of employee, director or officer stock options, and excludes (i) any expenses for newly licensed or acquired products not approved for sale in any year throughout the Term, (ii) all expenses specifically attributable to the development of Bezalip SR, Uracyst, NeoVisc or other unapproved products in the United States of America, and (iii) any other expenses related to new projects or investor relation initiatives not currently captured in the Approved Budget as approved by the Board in each year throughout the Term;

“EBITDA Budget” shall mean the EBITDA budget amount as determined annually in the Approved Budget by the Board;

"Good Reason" shall include, without limitation, the occurrence of any of the following without the Executive's written consent (except in connection with the termination of the employment of the Executive for Just Cause):

(a)
a material change (other than those that are clearly consistent with a promotion) in the Executive's position or duties, responsibilities (including to whom the Executive reports and who reports to the Executive), title or office, which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices;

(b)
a reduction by the Corporation of the Executive's salary, benefits or any other form of remuneration or change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Corporation is determined or any failure by the Corporation to increase the Executive's salary, benefits or other forms of remuneration payable by the Corporation in a manner consistent (both as to frequency and percentage increase) with practices in effect at the time in question with respect to the senior executives of the Corporation which is not cured within 30 days after written notice by the Executive to the Board;

(c)
any failure by the Corporation to continue in effect any material benefit, bonus, incentive, remuneration or compensation plan, stock option plan, pension plan or retirement plan in which the Executive is participating or entitled to participate, or the Corporation taking any action or failing to take any action that would adversely effect the Executive's participation in or reduce his rights or benefits under or pursuant to any such plan, where the Corporation fails to increase or improve such rights or benefits on a basis consistent with practices in effect at the time in question with respect to the senior executives of the Corporation which is not cured within 30 days after written notice by the Executive to the Board;

(d)
the Corporation taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by him immediately prior to the time in question, or the Corporation failing to increase or improve such material fringe benefits on a basis consistent with practices in effect at the time in question with respect to the senior executives of the Corporation which is not cured within 30 days after written notice by the Executive to the Board;

(e)	any breach by the Corporation of any material provision of this Agreement which is not cured within 30 days after written notice by the Executive to the Board;

(f)
the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption, if required, of its obligations hereunder by any successors to the Corporation, including a successor to a material portion of its business; or

(g)	a “constructive dismissal” as that term is defined by Ontario common law;

“Gross Revenue” means (i) gross revenue amounts invoiced for each finished product sold on an arms-length basis by the Corporation and its sub-contractors to customers, (ii) license income, (iii) royalty income, (iv) milestone income and (v) gross revenue from any other source;

“Gross Revenue Budget” shall mean the Gross Revenue budget amount as determined annually in the Approved Budget by the Board;

"including" means including without limitation;

"Incumbent Director" means any member of the Board who was a member of the Board immediately prior to a Control Change and any successor to an Incumbent Director who is recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of the Corporation when that affirmative vote includes the affirmative vote of a majority of Incumbent Directors then on the Board;

"Just Cause" means any of the following events or conditions:  (i) willful failure to perform, or negligence in the performance of, the Executive’s duties and responsibilities to the Corporation; (ii) fraud, embezzlement, theft or other material dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense; and (iii) conviction of, or plea of guilty or no contest to a criminal offence and that materially harms the Corporation’s business, interests or reputation;

“Options” has the meaning ascribed to it in Section 3.4(a) and includes all Time Based Options and Performance Based Options;

“Performance Based Options” mean has the meaning ascribed to it in Section 3.4(a)(ii);

 “Remuneration” shall include any compensation set out in Section 3.1 of this Agreement;

"subsidiary" shall have the meaning ascribed thereto in the Securities Act (Ontario);

“Term” has the meaning ascribed to it in Section 2.1; and

“Time Based Options” has the meaning ascribed to it in Section 3.4(a)(i).

1.2 Sections and Headings

The division of this Agreement into articles, sections and subsections, the insertion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

1.3 Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, relating to the subject matter hereof except as herein provided.

1.5 Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

1.6 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

1.7 Currency

Unless otherwise expressly provided, all monetary amounts are stated in Canadian funds.

1.8 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.9 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario. Subject to the Arbitration clause set out in Article 7 of this Agreement, the Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

1.10 Severability

If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

ARTICLE 2
EMPLOYMENT AND DUTIES OF EXECUTIVE

2.1 Employment

In accordance with the terms and conditions of this Agreement, the Corporation hereby agrees to employ the Executive and the Executive hereby accepts such employment with the Corporation as Chief Financial Officer of the Corporation.

The Corporation shall employ the Executive for a period commencing on January 1, 2015 and ending on December 31, 2017 (the “Term”).  The parties will use their commercially reasonable best efforts to either (i) commence negotiations of a renewal of this Agreement or (ii) notify the other that it does not wish to negotiate a renewal of the this Agreement, not less than 180 days prior to the end of the Term.

2.2 Director

During the Executive's employment with the Corporation, the Executive agrees to serve as a director of the Corporation.

2.3 Place of Employment

The Executive will perform work and services for the Corporation in either Milton or, London, Ontario (or within 30 miles from either location) or such other location as the Board may approve.  The Executive acknowledges that the performance of his duties and functions may necessitate frequent travel to other locations.

2.4 Duties

The Executive shall serve the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation as may be determined from time to time by the Board consistent with the office of the Executive.

The Executive shall:

(a)	devote his full time and attention to the business and affairs of the Corporation and the subsidiaries of the Corporation;

(b)	perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

(c)	use his best efforts to promote the interests of the Corporation and its shareholders.

2.5 Reporting Procedures

The Executive shall report to the President and Chief Executive Officer.  The Executive shall report fully on the management, operations, financial and business affairs of the Corporation and advise, to the best of his ability and in accordance with reasonable business standards, on business and financial matters that may arise from time to time during the Term.

ARTICLE 3
REMUNERATION

3.1 Remuneration

The annual base salary payable to the Executive for his services hereunder for each year of the three year term of this Agreement shall be $250,000, exclusive of bonuses, benefits and other compensation.  The annual base salary payable to the Executive pursuant to the provisions of this subsection shall be payable in monthly instalments in arrears on the last day of each month or in such other manner as may be mutually agreed upon or as may hereafter become the effective practice of the Corporation in effect for senior executives of the Corporation, less, in any case, any deductions or withholdings required by applicable law.

3.2 Benefits

The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation, provided such benefits shall entitle the Executive to one annual executive medical at a Canadian private healthcare clinic, the cost of which shall not exceed $3,500.00 annually.

3.3 Automobile Allowance

The Corporation shall provide the Executive with a monthly automobile allowance of $1,200.00.  This monthly automobile allowance is inclusive of all automobile expenses including mileage, fuel, insurance, maintenance, etc.

3.4 Stock Options

(a)	The Executive shall be entitled to an initial grant of 960,000 stock options of the Corporation (the "Options") which shall be earned and thereafter vest as follows:

(i)	240,000 of the Options will be subject to a time vesting (“Time Based Options”) schedule beginning on April 1, 2015 as outlined in Table 1 below:

Table 1 – Vesting for Time Based Options

Date of Vesting	Number of Time Based Options Vested
March 31, 2015	8 1/3rds % of total options granted in (i)
June 30, 2015	8 1/3rds % of total options granted in (i)
September 30, 2015	8 1/3rds % of total options granted in (i)
December 31, 2015	8 1/3rds % of total options granted in (i)
March 31, 2016	8 1/3rds % of total options granted in (i)
June 30, 2016	8 1/3rds % of total options granted in (i)
September 30, 2016	8 1/3rds % of total options granted in (i)
December 31, 2016	8 1/3rds % of total options granted in (i)
March 31, 2017	8 1/3rds % of total options granted in (i)
June 30, 2017	8 1/3rds % of total options granted in (i)
September 30, 2017	8 1/3rds % of total options granted in (i)
December 31, 2017	8 1/3rds % of total options granted in (i)

The Time Based Options in Section 3.4 (a)(i) above shall have an exercise price equivalent to the closing price of the Corporation’s common shares on the day immediately preceding the date of grant and an expiry date five years from the date of grant.  Such Time Based Options shall be granted as soon as possible after the Effective Date provided that the Corporation is not then in a blackout period that has not been waived by the Board; and

(ii)
180,000 of the Options will be earned upon the achievement of between 100% - 105% of the Gross Revenue Budget (60,000 per year such Budget is achieved); and; 180,000 of the Options will be earned upon the achievement of between 100% - 105% of the EBITDA Budget (60,000 per year such budged was achieved). A total of 360,000 of the Options will be earned if both the Gross Revenue and EBITDA Budgets are achieved (120,000 per year such budget is achieved).  All Options earned pursuant to Section 3.4(a)(ii) (the “Performance Based Options”) shall vest as outlined in Table 2 below:

(A) If the Gross Revenue Budget or EBITDA Budget are not achieved in any year throughout the Term but:

a.	90% to 95% of the Gross Revenue Budget is achieved the Executive shall earn 54,000 of the Options;

b.	greater than 95% to 100% of the Gross Revenue Budget is achieved the Executive shall earn 59,050 of the Options;

c.	90% to 95% of the EBITDA Budget is achieved the Executive shall earn 54,000 of the Options;

d.	greater than 95% to 100% of the EBITDA Budget is achieved the Executive shall earn 59,050 of the Options, and;

(B)  If the Gross Revenue Budget or EBITDA Budget are achieved in any year throughout the Term but:

a.	greater than 105% to 110% of the Gross Revenue Budget is achieved the Executive shall earn 63,000 of the Options;

b.	greater than 110% to 115% of the Gross Revenue Budget is achieved the Executive shall earn 66,000 of the Options;

c.	greater than 115% to 120% of the Gross Revenue Budget is achieved the Executive shall earn 69,000 of the Options;

d.	greater than 120% to 200% of the Gross Revenue Budget is achieved the Executive shall earn 72,000 of the Options;

e.	greater than 200% of the Gross Revenue Budget is achieved the Executive shall earn 120,000 of the Options;

f.	greater than 105% to 110% of the EBITDA Budget is achieved the Executive shall earn 63,000 of the Options;

g.	greater than 110% to 115% of the EBITDA Budget is achieved the Executive shall earn 66,000 of the Options;

h.	greater than 115% to 120% of the EBITDA Budget is achieved the Executive shall earn 69,000 of the Options.

i.	greater than 120% to 200% of the EBITDA Budget is achieved the Executive shall earn 72,000 of the Options;

j.	greater than 200% of the EBITDA Budget is achieved the Executive shall earn 120,000 of the Options;

(iii) The Performance Based Options referred to in Section 3.4(a)(ii) above shall have an exercise price equivalent to the closing price of the Corporation’s common shares on the day immediately preceding the date of grant and an expiry date five years from the date of grant.  Such Performance Based Options shall be granted as soon as possible after the Effective Date provided that the Corporation is not then in a blackout period that has not been waived by the Board.

(iv) All Options earned in Section 3.4 (a)(ii) above shall vest in accordance with the vesting schedule for Options in Table 2 below;

Table 2

Date of Vesting	Number of Performance Based Options Vested
March 31, 2016	25% of Options Earned in Respect of 2015 EBITDA and Gross Revenue Budgets
June 30, 2016	25% of Options Earned in Respect of 2015 EBITDA and Gross Revenue Budgets
September 30, 2016	25% of Options Earned in Respect of 2015 EBITDA and Gross Revenue Budgets
December 31, 2016	25% of Options Earned in Respect of 2015 EBITDA and Gross Revenue Budgets
March 31, 2017	25% of Options Earned in Respect of 2016 EBITDA and Gross Revenue Budgets
June 30, 2017	25% of Options Earned in Respect of 2016 EBITDA and Gross Revenue Budgets
September 30, 2017	25% of Options Earned in Respect of 2016 EBITDA and Gross Revenue Budgets
December 31, 2017	25% of Options Earned in Respect of 2016 EBITDA and Gross Revenue Budgets
March 31, 2018	25% of Options Earned in Respect of 2017 EBITDA and Gross Revenue Budgets
June 30, 2018	25% of Options Earned in Respect of 2017 EBITDA and Gross Revenue Budgets
September, 2018	25% of Options Earned in Respect of 2017 EBITDA and Gross Revenue Budgets
December 31, 2018	25% of Options Earned in Respect of 2017 EBITDA and Gross Revenue Budgets

(v) The exercise prices of all Options granted in Section 3.4 above will be denominated in Canadian dollars.

3.5 Cash Award

(i)  For each calendar year during the Term, the Executive will be eligible for performance-based cash compensation (the “Cash Award”) equal to 50% of the Executive’s Annual Salary for such year for the achievement of 100% - 105% of the Gross Revenue and EBITDA Budgets for each applicable calendar year.

(ii) Should only one of the budgets, either Gross Revenue Budget or EBITDA Budget, be achieved for any calendar year, then the Executive will be eligible for one-half (50%) of the Cash Award in such calendar year; and

(A) If the Gross Revenue Budget or EBITDA Budget are not achieved in any year throughout the Term but:

a.	90% to 95% of the Gross Revenue Budget is achieved the Executive shall be entitled to 90% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

b.
greater than 95% to 100% of the Gross Revenue Budget is achieved the Executive shall be entitled to 95% of the Cash Award that would have been  earned if 100% to 105% of the Gross Revenue Budget had been achieved;

c.	90% to 95% of the EBITDA Budget is achieved the Executive shall be entitled to 90% of the Cash Award that would have been earned if 100% to 105% of the EBITDA Budget had been achieved;

d.
greater than 95% to 100% of the EBITDA Budget is achieved the Executive shall be entitled to 95% of the Cash Award that would have been earned if 100% to 105% of the EBITDA Budget had been achieved, and;

(B)  If the Gross Revenue Budget or EBITDA Budget are achieved in any year throughout the Term but:

a.	105% to110% of the Gross Revenue Budget is achieved the Executive shall be entitled to 105% of the Cash Award that would have been arned if 100% to 105% of the Gross Revenue Budget had been achieved;

b.	greater than 110% to115% of the Gross Revenue Budget is achieved the Executive shall be entitled to 110% of the Cash Award that would have been earned if the Gross Revenue Budget had been achieved;

c.
greater than 115% to 120% of the Gross Revenue Budget is achieved the Executive shall be entitled to 115% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

d.
greater than 120% to 200% of the Gross Revenue Budget is achieved the Executive shall be entitled to 150% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

e.
greater than 200% of the Gross Revenue Budget is achieved the Executive shall be entitled to 200% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

f.	105% to 110% of the EBITDA Budget is achieved the Executive shall be entitled to 105% of the Cash Award that would have been earned if 100% to 105% of the EBITDA Budget had been achieved;

g.	greater than 110% to 115% of the EBITDA Budget is achieved the Executive shall be entitled to 110% of the Cash Award that would have been earned if 100% to 105% of the EBITDA Budget had been achieved;

h.	greater than 115% to 120% of the EBITDA Budget is achieved the Executive shall be entitled to 115% of the Cash Award that would have been earned if 100% to 105% of the EBITDA Budget had been achieved.

i.
greater than 120% to 200% of the EBITDA Budget is achieved the Executive shall be entitled to 150% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

j.	greater than 200% of the EBITDA Budget is achieved the Executive shall be entitled to 200% of the Cash Award that would have been earned if 100% to 105% of the Gross Revenue Budget had been achieved;

(iii)  Performance Based compensation amounts qualified for in Section 3.5 above are to be paid within 30 days following the release of the final audit report for the applicable calendar year from the Corporation’s auditors, provided however, that at the Board’s discretion (and subject to receipt of all applicable regulatory approvals and compliance with applicable securities laws) any Cash Award earned by the Executive for achievement of the Gross Revenue and/or EBITDA Budget may be paid in common shares of the Corporation (“Equity Offer”) provided that (a) the Corporation has less than six (6) months of cash available and that payment of a Cash Award to the Executive could potentially leave the Corporation with less than six (6) months of cash available, or (b) that the Executive shall have the right to defer such Equity Offer for a period of six (6) months (the “Extended Period”) in preference of a Cash Award assuming the cash position of the Corporation may improve during this period of time.  In the event that the cash position of the Corporation does not improve during the Extended Period, then the Executive will be compensated in an Equity Offer upon the termination of the Extended Period.  The number of common shares to be issued pursuant to the Equity Offer shall be determined by dividing the amount of the Cash Award by the five-day volume weighted average trading price of the Corporation's common shares for the five (5) trading days preceding the later of (i) the Payment Date or (ii) the termination of the Extended Period, where applicable.

3.6 Vacation

The Executive shall be entitled to six weeks paid vacation in each calendar year. Such vacation entitlement will be pro rated for any part of a calendar year.  The Executive will take his vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances.

3.7 Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder.  For all such expenses, the Executive shall follow the Corporation’s standard, expense reporting procedures except that upon request, the Executive shall furnish to the Corporation originals of all vouchers, receipts, statements, invoices or other reasonable details of expenses in respect of which the Executive seeks reimbursement.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1 Termination for Death

This Agreement shall terminate without notice upon the death of the Executive.  In case of death, all Time Based Options referred to in Section 3.4(a)(i) above shall vest immediately and continue to be available for exercise for a period of 60 days following date of death, after which any such Rights shall be void and of no further force and effect.

4.2 Termination by Corporation for Just Cause; Termination by Executive other than for Good Reason

If the Executive's employment (i) is terminated by the Corporation for Just Cause or (ii) is terminated by the Executive other than for Good Reason, the Executive shall not be entitled to any compensation, termination allowance or severance payment other than Remuneration earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and reimbursement for expenses incurred up to the Date of Termination and the Corporation shall have no further obligations to the Executive under this Agreement.

4.3 Severance Payments

(a)
If the Executive's employment is terminated during the Term: (i) by the Corporation for any reason other than for Just Cause or death; (ii) by the Corporation because of the Executive’s Disability; or (iii) by the Executive for Good Reason, the Executive shall be entitled to (a) an amount equal to twice the Annual Salary and the Cash Award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets and (b) the pro-rated Cash Award for the year in which termination occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets as set forth in the Approved Budget, up to and including the last full calendar month prior to the termination.

(b)
Notwithstanding Section 4.3(a), in the event that the Corporation terminates the Executive due to the Executive’s Disability, the amounts owing to the Executive in Section 4.3(a) shall be reduced by the amount of any payments received by or on behalf of the Executive from the Corporation’s long term disability insurance during the period in respect of which severance payments are to be made.

(c)
If the Executive’s employment is terminated and the Executive holds any Options, rights, or other entitlements for the purchase or acquisition of shares in the capital of the Corporation (collectively, "Rights") , all such Rights shall vest immediately and continue to be available for exercise for a period of 60 days following the Date of Termination, after which any such Rights shall be void and of no further force and effect.  Notwithstanding the foregoing, in the event of a termination for Just Cause or upon the resignation of the Executive without Good Reason, the 60 day period shall be reduced to 30 days and the Executive shall only be entitled to exercise those Options that have vested at the date of such termination and the vesting of Options will not be accelerated in such circumstance.  For greater certainty, such Rights include all Time Based and Performance Based Options  throughout the Term and for any year in the Term not yet completed shall assume that all performance criteria have been met at the 100% to 105% level and with all completed years being based on the actual performance in such year.

(d)	Upon a Control Change, the Executive shall automatically be entitled to the severance payments described below:

(i)
the Corporation shall pay to the order of the Executive (a) an amount equal to twice the Annual Salary and the Cash Award based on achieving 100 to 105% of the applicable EBITDA and Gross Revenue Budgets and (b) the pro-rated Cash Award for the year in which the Control Change occurs that would be payable based on the actual year to date Gross Revenue and EBITDA performance compared to the year to date agreed upon Gross Revenue and EBITDA Budgets as set forth in the Approved Budget, up to and including the last full calendar month prior to the Control Change;

(ii)	the Corporation shall pay to the Executive all outstanding and accrued regular and vacation pay and expenses to the Date of Termination; and

(iii)
the foregoing payments are payable and to be paid to the Executive upon the date of the Control Change without any obligation on the part of the Executive to mitigate his damages flowing from the termination of his employment.

(e)	All severance payments in this Article shall be made to the Executive upon the Control Change unless otherwise agreed to with the company or person that has control over the Corporation.

4.4 Termination Claims

Upon any termination of the Executive's employment by the Corporation in compliance with this Agreement, subject always to the Executive being free to object that his employment was not terminated for Just Cause, or upon any termination of the Executive's employment by the Executive in compliance with this Agreement, the Executive will have no action, cause of action, claim or demand against the Corporation, any related or associated corporations or any other person under the Ontario Human Rights Code, Ontario Employment Standards Act, 2000, the Workplace Safety and Insurance Act, 1997, Ontario Pay Equity Act, and any other applicable statute or law or the common law which creates rights and obligations as between an employer and employee, and the Executive will be required to sign an appropriate release releasing the Corporation, its subsidiaries and their respective directors, officers, shareholders, employees and agents from any and all such actions, causes of action, claims and demands.

4.5 Resignation as Director and Officer

Upon any termination of the Executive's employment under this Agreement, the Executive will execute forms of resignation indicating his resignation as a director and officer of the Corporation, if applicable.

ARTICLE 5
CONFIDENTIALITY

5.1 Confidentiality

The Executive hereby acknowledges and agrees that:

(a)
in the course of performing his duties and responsibilities as an officer and director of the Corporation and its subsidiaries, he will have access to and will be entrusted with Confidential Information, the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation, would be highly detrimental to the interests of the Corporation;

(b)
in the course of performing his duties and responsibilities for the Corporation and its subsidiaries, the Executive will be a representative of the Corporation to its shareholders, potential investors in the Corporation and service providers and as such will have significant responsibility for maintaining and enhancing the goodwill of the Corporation and its subsidiaries with such persons;

(c)
the Executive, as a director and an officer of the Corporation and its subsidiaries, owes fiduciary duties to the Corporation and its subsidiaries, including the duty to act in the best interests of the Corporation and its shareholders; and

(d)
the right to maintain the confidentiality of the Confidential Information, and the right to preserve the goodwill of the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgement of the matters described above and in consideration of the payments to be received by the Executive pursuant to this Agreement, the Executive hereby agrees that, in the event that the employment of the Executive with the Corporation is terminated for any reason whatsoever (including termination by the Executive for Good Reason or termination by the Corporation other than for Just Cause), he will not, at any time, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation and its subsidiaries), in any manner, any of the Confidential Information.

5.2 Disclosure

During the term of employment of the Executive with the Corporation, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, directors, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services, property or products from, or to sell or otherwise provide services, property or products to the Corporation or any of its subsidiaries or to any of their suppliers.

5.3 Return of Materials

On termination of the Executive's employment for any reason whatsoever (including termination by the Executive for Good Reason or termination by the Corporation other than for Just Cause), the Executive agrees to deliver promptly to the Corporation all files, forms, books, materials, written correspondence, memoranda, documents, software products and lists of any nature whatsoever pertaining to the business of the Corporation and its subsidiaries in the possession of the Executive or directly or indirectly under the control of the Executive and not to make for his personal or business use or that of any other person, reproductions or copies of any such property or other property of the Corporation or its subsidiaries.

5.4 Enforceability

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including those contained in this Article 5, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction.  Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

ARTICLE 6
NON-COMPETITION AND NON-SOLICITATION

6.1 Non-Competition

(a)
During the Term, or following the termination of the Executive’s employment under this Agreement,  the Executive will not, without the prior written consent of the Corporation, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a recognized stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in within Canada in any Competing Business (as defined below).

A “Competing Business” means a business which sells, markets and distributes any product owned or licensed by such business where such product is for the same indication as (i) a product that is owned, licensed, developed or is being developed by the Corporation at the date of termination of the Executive’s employment, or (ii) a product in respect of which the Corporation has signed a letter of intent at the date of the termination of the Executive’s employment pursuant to which such product is purchased or licensed within one (1) year of the date of termination of the Executive’s employment.

(b)	The foregoing restriction shall apply to the Executive:

(i)
for a period of two years following the Date of Termination where the Executive’s employment was terminated by the Corporation with Just Cause, due to the Executive’s Disability or by the Executive without Good Reason; and

(ii)
during such period in respect of which payments are being made to the Executive pursuant to the applicable provision of Section 4.3 of this Agreement where the Executive’s employment was terminated by the Corporation without Just Cause or by the Executive with Good Reason, it being understood that, to the extent that the period for which any such payments are being made is less than two years, the Corporation has the option to extend such payments to ensure that the non-competition provisions apply for the entire two year period.

(c)	The Executive confirms that all restrictions in Section 6.1(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.

6.2 Non-Solicitation

(a)
The Executive will not, without the prior written consent of the Corporation, (i) during the Term of this Agreement or (ii) at any time during which the non-competition provisions in Section 6.1 apply to the Executive, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a recognized stock exchange that does not exceed 10% of the outstanding shares so listed) or in any other manner whatsoever on behalf of the Competing Business or on behalf of anyone involved in a Competing Business, directly or indirectly solicit, or gain the custom of, interfere with or endeavour to entice away from the Corporation any person that:

(i)	is a client/customer of the Corporation at the Date of Termination for whatever reason of this Agreement and with whom the Executive dealt during the Executive’s employment;

(ii)	was a client/customer of the Corporation at any time during the last two years of the Executive’s employment at the Corporation and with whom the Executive dealt during the Executive’s employment; or

(iii)
has been pursued as a prospective client/customer by or on behalf of the Corporation at any time within one year prior to the Date of Termination of this Agreement for whatever reason and in respect of whom the Corporation has not determined to cease all such pursuit;

(iv)	nor will the Executive interfere with or entice away any person who is an officer or employee of the Corporation at the Date of Termination for whatever reason.

(b)
The Executive confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by the Corporation.

(c)
Sections 6.2(a)(i), (ii), (iii) and (iv) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

6.3 Breach

Any breach of the provisions of Sections 6.1(a) or 6.2(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a). In addition, the Corporation will be relieved of any further obligations to make any payments to the Executive or provide him with any benefits as outlined in Section 4.3, except those in Sections 4.3(c)(iii) or 4.3(e)(iii)(B), in the event of a breach by the Executive of any of the provisions of Sections 6.1(a) or 6.2(a).

ARTICLE 7
ARBITRATION

7.1 Submission to Arbitration

The Executive and the Corporation agree that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the rules of arbitration of the Arbitration Act (Ontario) as amended from time to time.  The Arbitration will be conducted in the City of Toronto, Ontario before a single arbitrator mutually agreeable to the parties (the "Arbitrator").  If the Arbitrator cannot be agreed upon then either the Executive or the Corporation may apply to the Ontario Superior Court of Justice to appoint an arbitrator.  The initial costs of the Arbitrator will be born equally by the parties.  The Arbitrator shall have the power to award costs in his or her discretion in making his or her award or decision.  Nothing in this clause prohibits the Corporation from seeking injunctive relief in the Ontario Superior Court of Justice against the Executive as referenced in this Agreement.  The decision of the Arbitrator shall be final and binding and without any right of appeal.

ARTICLE 8
GENERAL

8.1 No Assignment

The Executive may not assign, pledge or encumber the Executive's interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation.

8.2 Successors

This Agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

8.3 Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

8.4 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail.  At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days (being any days other than Saturdays, Sundays and statutory holidays in the City of London, Ontario) after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered.  If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service.  Notices shall be addressed as follows:

(a)	If to the Corporation:

544 Egerton St.

London, Ontario

NSW 3Z8

Attention:  Chief Financial Officer

With a copy to the Corporation’s solicitors:

Eric Roblin
c/o Fogler Rubinoff LLP
Barristers & Solicitors
Suite 1200-95 Wellington St. W.
Toronto-Dominion Centre
Toronto, Ontario, M5J 2Z9

(b)	If to the Executive:

Scott Langille
151 Steeles Avenue East,
Milton, Ontario,
L9T 1Y1

8.5 Legal Advice

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRIBUTE PHARMACEUTICAL PHARMACEUTICALS INC. Per: /s/Martin Thrasher _______________ Martin Thrasher, Chairman; Compensation Committee, Board of Directors

_/s/Kimberley Velloza_______________ Signature of Witness: Kimberley Velloza__________________ Name of Witness: Address of Witness: Milton, ON L9T 3K5	/s/Scott Langille________________________ Scott Langille	___________________________________ Scott Langille

TRIBUTE PHARMACEUTICALS CANADA INC.

- and -

SCOTT LANGILLE

EXECUTIVE EMPLOYMENT AGREEMENT

made as of January 1, 2015

TABLE OF CONTENTS

Article 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		1
1.1	Definitions	1
1.2	Sections and Headings	4
1.3	Number, Gender and Persons	5
1.4	Entire Agreement	5
1.5	Pre-Contractual Representations	5
1.6	Amendments and Waivers	5
1.7	Currency	5
1.8	Governing Law	5
1.9	Attornment	5
1.1	Severability	6
Article 2 EMPLOYMENT AND DUTIES OF EXECUTIVE		6
2.1	Employment	6
2.2	Director	6
2.3	Place of Employment	6
2.4	Duties	6
2.5	Reporting Procedures	7
Article 3 REMUNERATION		7
3.1	Remuneration	7
3.2	Benefits	7
3.3	Automobile Allowance	7
3.4	Stock Options	7
3.5	Cash Award	10
3.6	Vacation	13
3.7	Expenses	13
Article 4 TERMINATION OF EMPLOYMENT		13
4.1	Termination for Death	13
4.2	Termination by Corporation for Just Cause; Termination by Executive other than for Good Reason	13
4.3	Severance Payments	13
4.4	Termination Claims	14
4.5	Resignation as Director and Officer	15
Article 5 CONFIDENTIALITY		15
5.1	Confidentiality	15
5.2	Disclosure	16

5.3	Return of Materials	16
5.4	Enforceability	16
Article 6 NON-COMPETITION AND NON-SOLICITATION		16
6.1	Non-Competition	16
6.2	Non-Solicitation	17
6.3	Breach	18
Article 7 ARBITRATION		18
7.1	Submission to Arbitration	18
Article 8 GENERAL		19
8.1	No Assignment	19
8.2	Successors	19
8.3	Deductions	19
8.4	Notices	19
8.5	Legal Advice	20